Exhibit 1
IRREVOCABLE PROXY
May 2, 2008
KNOW ALL PERSONS BY THESE PRESENTS that Robert Gregg, individually (“Gregg”), Pamela Fay Gregg and Kathryn G. Pincus as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust (the “Gregg 2004 Multigenerational Trust”) and Robert Gregg, not individually, but as trustee of that certain unrecorded trust agreement known as the Robert Gregg Revocable Trust dated December 18, 2000 (the “Gregg Revocable Trust” and collectively with Gregg and the Gregg 2004 Multigenerational Trust, the “Holders”), effective as of the date hereof, do hereby irrevocably constitute and appoint RGGPLS, LLC, a Delaware limited liability company (“RGGPLS”), with full power of substitution and resubstitution, as the Holders’ proxy with respect to any and all securities of NationsHealth, Inc., a Delaware corporation (the “Company”), held of record or beneficially by each of the Holders as of the date hereof (collectively, the “Securities”) for and in each of the Holder’s name, place, and stead, to vote each of the Securities at every annual, special or adjourned meeting of stockholders of the Company, and to execute on behalf of each of the Holders any ballot, proxy, consent, certificate or other document that law permits or requires with respect to any matters involving or relating to the Company.
This Irrevocable Proxy shall remain in effect until December 31, 2010, and this Irrevocable Proxy shall automatically terminate as of such date. Notwithstanding anything contained herein to the contrary, this Irrevocable Proxy shall not apply with respect to a Change of Control Transaction (as defined below), other than an Approved Transaction (as defined below). As such, the Holders shall retain all rights to vote each of the Securities on all matters involving or relating to the consummation of a Change of Control Transaction. For purposes of this Irrevocable Proxy, a “Change of Control Transaction” shall mean any transaction (a) in which the Company sells all or substantially all of its assets, or (b) shares of capital stock of the Company are sold (whether by merger, consolidation, sale or transfer of capital stock, reorganization, recapitalization or otherwise) in one or more related transactions to any party or group that did not beneficially own a majority of the voting power prior to such purchase, resulting in such party or group beneficially owning a majority of the voting power after such purchase. For purposes of this Irrevocable Proxy an “Approved Transaction” shall mean a transaction which occurs within the twelve (12) month period following the date hereof and results in the holders of common stock, par value $0.0001 per share, of the Company (“Common Stock”), including the Holders, receiving at least Eighty Cents ($0.80) per share of Common Stock on a net basis in cash.
Each of the Holders hereby acknowledges and agrees that the foregoing proxy granted to RGGPLS is coupled with an interest and is irrevocable (to the fullest extent permitted by law). Any proxy or proxies heretofore given by any of the Holders with respect to any of the Securities are hereby revoked and each of the Holders agrees that no subsequent proxies will be given with respect to any of the Securities.

Each of the Holders does hereby ratify and confirm all acts whatsoever that RGGPLS, as its agent, shall or may do by virtue of this Irrevocable Proxy. Each of the Holders agrees to perform such further acts and execute such further documents and instruments as may be required to vest in RGGPLS the power to carry out and give effect to the provisions of this Irrevocable Proxy.
Each of the Holders hereby agrees that, except in the case of an Excepted Transfer (as such term is defined in the Lock-Up and Right of First Offer Agreement, dated as of the date hereof, by and among each of the Holders, and RGGPLS), for so long as this Irrevocable Proxy shall be in force and effect, none of the Holders shall transfer, sell, assign, dispose, donate, pledge, bequest, hypothecate, convey, encumber or otherwise dispose of any of the Securities or any interest therein by any means whatsoever.
Except in the case of an Excepted Transfer, this Irrevocable Proxy shall be binding upon any person or entity to which legal or beneficial ownership of the Securities shall pass, whether by operation of law or otherwise.
Each of the Holders represents that: (a) the execution and delivery of this Irrevocable Proxy have been duly authorized by all necessary action on the part of the undersigned; (b) this Irrevocable Proxy has been duly executed and delivered by each of the Holders and constitutes the legal, valid and binding agreement of each of the Holders, enforceable against each of the Holders in accordance with its terms; (c) each of the Holders has full power and authority to execute and deliver this Irrevocable Proxy; and (d) the Holders are collectively the record or beneficial owner of the Securities free and clear of any proxy or voting restriction other than pursuant to this Irrevocable Proxy.
If any provision of this Irrevocable Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Irrevocable Proxy. Each provision of this Irrevocable Proxy is separable from every other provision of this Irrevocable Proxy, and each part of each provision of this Irrevocable Proxy is separable from every other part of such provision.
This Irrevocable Proxy shall be governed by and construed in accordance with the domestic substantive law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdictions.

This Irrevocable Proxy shall automatically terminate upon the material breach by (x) any of the RGGPLS Parties of the Tag-Along and Piggyback Rights Agreement, of even date herewith, by and among the Holders and the RGGPLS Parties, (y) the Company of the Settlement Agreement and General Release, of even date herewith, by and between Gregg and the Company, or the General Release and Non-Disparagement Agreement, of even date herewith, by and between Gregg and the Company, or (z) the Company Parties of the General Release and Non-Disparagement Agreement, of even date herewith, by and among the Gregg Parties and the Company Parties; provided, however, that in each such case, such material breach has not been cured within ten (10) days after the breaching party receives notice of such breach.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the undersigned has executed this Irrevocable Proxy as of the date first written above.

HOLDERS:

Robert Gregg, Individually

Pamela Fay Gregg and Kathryn G. Pincus as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust

Robert Gregg, not individually, but as trustee of that certain unrecorded trust agreement known as the Robert Gregg Revocable Trust dated December 18, 2000